UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 1, 2024

ALLIENT INC.
(Exact Name of Registrant as Specified in its Charter)

Colorado	0-04041	84-0518115
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

495 Commerce Drive
Amherst, New York 14228
(Address of Principal Executive Offices, including zip code)

(716) 242-8634
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock	ALNT	NASDAQ

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01. Entry into a Material Definitive Agreement.

Revolving Credit Facility

On March 1, 2024, Allient Inc. and one of its subsidiaries, Allied Motion Technologies B.V. (together, the “Company”) entered into a Third Amended and Restated Credit Agreement (the “Revolving Facility”) with HSBC Bank USA, National Association, as Administrative Agent, the lenders from time to time party thereto, and HSBC Bank USA, National Association, Wells Fargo Bank, National Association, TD Bank, N.A. and PNC Capital Markets LLC, as Joint Lead Arrangers, and Citizens Bank, N.A., as Syndication Agent. The Revolving Facility replaced the Company’s existing $280 million revolving credit facility (the “Existing Revolving Facility”), dated as of August 23, 2022, by any among the Company, HSBC Bank USA, National Association, as Administrative Agent, the lenders from time to time party thereto, and HSBC Bank USA, National Association, KeyBank National Association, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Joint Lead Arrangers.

The Revolving Facility allows for borrowings in the aggregate principal amount of up to $280 million, with a $50 million accordion feature. Borrowings will bear interest, at the Company’s option, at the Term SOFR Rate (as defined in the Revolving Facility) plus a margin of 1.25% to 2.50% or at the Alternative Base Rate (as defined in the Revolving Facility) plus a margin of 0.25% to 1.50%, in each case depending on the Company’s ratio of Funded Indebtedness (as defined in the Revolving Facility) to Consolidated EBITDA (the “Leverage Ratio”). In addition, the Company is required to pay a commitment fee of between 0.15% and 0.325% quarterly (currently 0.275%) on the unused portion of the Revolving Facility, also based on the Company’s Leverage Ratio. The Revolving Facility matures on March 1, 2029, and borrowings continue to be secured by substantially all of the Company’s non-realty assets and is fully and unconditionally guaranteed by certain of the Company’s subsidiaries.

The Revolving Facility contains various financial covenants that require that the Company maintain a minimum interest coverage ratio of at least 3.0:1.0 at the end of each fiscal quarter. In addition, the Company’s Leverage Ratio at the end of any fiscal quarter shall not be greater than 4.25:1.0 through December 31, 2024 (reduced to 3.75:1.0 as of the end of any fiscal quarter thereafter); provided that the Company may elect to temporarily increase the Leverage Ratio by 0.5x following a material acquisition under the Revolving Facility, subject to certain exceptions.

The Revolving Facility contains various customary covenants, including covenants and restrictions that limit the Company’s ability to incur additional indebtedness, make certain investments, create, incur or assume certain liens, merge, consolidate or sell all or substantially all of its assets and enter into transactions with an affiliate of the Company on other than an arms’ length transaction. These covenants, which are described more fully in the Revolving Facility, to which reference is made for a complete statement of the covenants, are subject to certain exceptions.

The Revolving Facility also includes customary events of default, including, among others, failure to pay principal, interest or fees when due, failure to comply with covenants, if any representation or warranty made by the Company is false or misleading in any material respect, default under certain other indebtedness, certain insolvency or receivership events affecting the Company and its subsidiaries, the occurrence of certain material judgments, the occurrence of certain ERISA events, the invalidity of the loan documents or a change in control of the Company. The amounts outstanding under the Revolving Facility may be accelerated upon certain events of default.

The foregoing summary description of the Revolving Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolving Facility, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Private Shelf Agreement

On March 1, 2024, Allient Inc. (the “Company”) entered into a Note Purchase and Private Shelf Agreement (the “Agreement”) by and among the Company, PGIM, Inc. (“Prudential”) and certain of its affiliates (the “Prudential Affiliates”) party thereto.

Pursuant to the Agreement, the Company may from time to time issue and sell, and Prudential may consider in its sole discretion the purchase of, in one or a series of transactions, senior notes of the Company by the Prudential Affiliates (the “Shelf Notes”), in an aggregate principal amount of up to $150 million. The Shelf Notes will have a maturity date of no more than 10.5 years after the date of original issuance and may be issued through March 1, 2027, unless either party terminates such issuance right. The Shelf Notes will bear interest at a rate per annum, and will have such other particular terms, as shall be set forth in a confirmation of acceptance executed by the parties prior to the closing of each purchase and sale transaction.

The obligations under the Agreement are secured by substantially all of the Company’s non-realty assets and are fully and unconditionally guaranteed by certain of the Company’s subsidiaries. Pursuant to the Agreement, any Shelf Notes will be redeemable by the Company, in whole at any time or in part from time to time, at 100% of the principal amount of the Shelf Notes being redeemed, together with accrued and unpaid interest thereon and any Make Whole Amount (as defined in the Agreement) with respect to such Shelf Notes.

The Agreement contains customary representations and warranties and customary affirmative, negative and financial covenants. These covenants include, among other things, certain limitations on the ability of the Company and its subsidiaries to incur indebtedness, create liens, dispose of assets, make investments, prepay debt and enter into certain merger or consolidation transactions. The Agreement also contains a financial covenant that the Company maintain a minimum interest coverage ratio of at least 3.0:1.0 at the end of each fiscal quarter. In addition, the Company’s Leverage Ratio at the end of any fiscal quarter shall not be greater than 4.25:1.0 through December 31, 2024 (reduced to 3.75:1.0 as of the end of any fiscal quarter thereafter); provided that the Company may elect to temporarily increase the Leverage Ratio by 0.5x following a material acquisition under the Agreement, subject to certain exceptions.

The Agreement includes customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) the material inaccuracy of representations or warranties made thereunder, (iii) non-compliance with covenants thereunder, (iv) non-payment of amounts due under, or the acceleration of, other material indebtedness of the Company or its subsidiaries, (v) bankruptcy or insolvency events and (vi) a change of control of the Company. Upon the occurrence of an event of default under the Agreement, the lenders may accelerate the maturity of the Company’s outstanding obligations thereunder.

The foregoing summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit no later than with the Company’s next Quarterly Report.

Item 1.02. Termination of a Material Definitive Agreement.

On March 1, 2024, in connection with the entrance into the Revolving Facility, the Company repaid all of the outstanding obligations under and terminated the Existing Revolving Facility.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01Financial Statements and Exhibits

(d)Exhibits. The following exhibit is filed herewith:

10.1

Third Amended and Restated Credit Agreement dated as of March 1, 2024, among Allient Inc. and Allied Motion Technologies B.V. as Borrowers, HSBC Bank USA, National Association, as Administrative Agent, the lenders from time to time party thereto, and HSBC Bank USA, National Association, Wells Fargo Bank, National Association, TD Bank, N.A. and PNC Capital Markets LLC, as Joint Lead Arrangers, and Citizens Bank, N.A., as Syndication Agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:March 4, 2024

ALLIENT INC.

By: /s/ Michael R. Leach

Michael R. Leach
Chief Financial Officer